EXHIBIT 99.1
Harris Corporation Second Quarter Revenue Increases 21%;
GAAP Net Income Rises to $94 Million;
Non-GAAP Net Income Rises 32%

Company Increases Fiscal Year 2007 Guidance
MELBOURNE, Florida, January 30, 2007 — Harris Corporation (NYSE:HRS) today reported revenue for the second quarter of fiscal year 2007 increased 21 percent to $1.016 billion, compared to $842 million in the prior-year quarter. Sequentially, revenue was up 7 percent compared to a strong first quarter. GAAP net income increased to $94.0 million or $.67 per diluted share. Non-GAAP net income, excluding charges, was $95.4 million, or $.68 per diluted share, representing a 32 percent increase compared to non-GAAP income of $72.5 million, or $.52 per diluted share, in the prior-year quarter. The reconciliation of GAAP to non-GAAP financial measures is provided on Tables 5 and 6 along with accompanying notes.
“Excellent financial results in the quarter were once again driven by both organic revenue growth and strong operating performance,” said Howard L. Lance, chairman, president, and chief executive officer. “Results in the RF Communications segment continued to benefit from robust demand for our Falcon® II and Falcon® III tactical radio systems from both domestic and international customers. The Government Communications Systems and Microwave Communications segments delivered strong growth in revenue and solid operating performance.
“Last week we completed the planned combination of our Microwave Communications Division with Stratex Networks, creating an exciting new company and enhancing Harris shareholder value. Harris Stratex Networks (NASDAQ:HSTX), with latest 12 months revenue of approximately $650 million, is now the largest independent global provider of wireless transmission network solutions.” Harris owns 56 percent of the new company. The combination resulted in a gain to Harris, which will be recorded in the third quarter, estimated at $.92 per diluted share. Excluding this one-time gain and anticipated integration and acquisition costs estimated at $.16 per diluted share, the combination is expected to be neutral to Harris Corporation earnings per share in fiscal year 2007 and accretive by approximately $.07 per diluted share in fiscal year 2008.
Beginning with the fiscal year third quarter, results of Harris Stratex Networks will be consolidated in Harris Corporation’s financial results, with an elimination of the minority interest. Harris Stratex Networks management will host a conference call and webcast today at 5:30 p.m., Eastern Time, to discuss financial results for the December quarter and pro forma information for the new company. Information about the call and webcast is available at www.harris.com and www.harrisstratex.com.

Government Communications Systems
Revenue in the Government Communications Systems segment increased 9 percent to $484 million in the second quarter and was higher in all business areas. Operating income was $55.8 million, and operating margin was 11.5 percent, reflecting continuing excellent program performance.
Year-over-year revenue growth drivers in the second quarter included:
•	The 15-year, $2.2 billion Federal Aviation Administration (FAA) Telecommunications Infrastructure (FTI) program. FTI is a new state-of-the-art telecommunications network designed to save hundreds of millions of dollars in operational costs while increasing network reliability and security.

•	The 5-year, $600 million Field Data Collection Automation (FDCA) program for the U.S. Census Bureau. Harris recently demonstrated its wireless, handheld device, with integrated GPS and secure communication capabilities, which will be used by 500,000 census takers during the 2010 Census.

•	The recently awarded $66 million CDL Hawklink program for the U.S. Navy that transmits real-time sensor data from LAMPS helicopters to naval vessels.

•	Several new programs for National Intelligence customers.

•	Several commercial satellite antenna programs.
RF Communications
Revenue in the RF Communications segment was $286 million in the second quarter, a 58 percent increase compared to the year-ago quarter, and an 8 percent sequential increase compared to the first quarter. Operating income for the segment rose 56 percent to $95.7 million.
Strength in both U.S. and international markets continues to reflect worldwide demand and customer preference for Harris high-performance, feature-rich Falcon® II and Falcon® III tactical radios. Harris received significant domestic orders in the quarter from the U.S. Marine Corp, U.S. Navy, and U.S. Army. International orders nearly doubled in the quarter compared to the prior-year quarter, with significant orders from Romania, the Netherlands, Kenya, and Tajikistan. The government of Canada ordered radios for its NATO forces in Afghanistan, where the Harris Falcon® II AN/PRC-117-F radios are being used to provide the primary long-range communications backbone.

Shipments to date of the new Falcon® III multiband handheld radios — the AN/PRC-152 — and its vehicular version — the AN/VRC-110 — reached $130 million. These radios are now in service with the Army, Navy, Air Force, and other U.S. government agencies, and are performing well.
Microwave Communications
Revenue in the Microwave Communications segment increased 14 percent to $101 million in the second quarter and orders once again exceeded sales. Operating income in the quarter was $8.1 million, which was impacted by $1.7 million of costs associated with the Harris Stratex Networks combination. Non-GAAP operating margin, excluding these costs, rose to 9.7 percent. Margins continued to be favorably impacted by the new TRuepoint® family of products, which represented more than 50 percent of second quarter total revenue.
Increased demand in North America came from both wireless service providers and private networks. Mobile operators are beginning to substitute microwave wireless capabilities for leased lines to reduce network operating costs. In addition, they are expanding their geographic footprint and increasing capacity to handle high-bandwidth voice, data and video services. Private network demand also increased significantly, driven by the need for higher bandwidth and by the availability of Federal grant dollars to improve interoperability of public safety networks.
International demand remained strong as well. Orders significantly outpaced sales, reflecting the continued expansion of the global customer base. Europe, the Middle East and Africa continued to dominate orders, driven by the deployment of 3G services and network expansions. Major orders in the quarter were received from network operators in Romania, Nigeria, Burkina Faso, Gabon, Benin, Niger, Togo, Kenya, Portugal, Indonesia, Russia, Brazil and Mexico.
Broadcast Communications
Revenue in the Broadcast Communications segment was $155 million in the second quarter, up 14 percent compared to the prior-year quarter. Revenue benefited from the fiscal year 2006 acquisitions of Leitch Technology, Aastra Digital Video, and Optimal Solutions, Inc. Sequentially, revenue increased 11 percent compared to the first quarter of fiscal year 2007. Orders increased 29 percent to $158 million, compared to the prior-year quarter, and were higher in all business areas except TV transmission systems. Operating income was $13.0 million in the second quarter, and operating margin was 8.4 percent.
Revenue growth was led by double-digit increases in the Video Distribution area as global customers continue to upgrade to digital and high-definition (HD) broadcast operations. Radio Transmission Systems revenue was also higher, led by shipments of HD Radio™ systems in

North America. TV Transmission Systems and Software Systems revenue declined compared to the prior-year quarter.
Operating income in the second quarter was negatively impacted by continued lower-than-expected revenue in the segment’s TV Transmission Systems and Software Systems business areas, increased costs in the Software Systems business and increased amortization. As a result of the weak performance and near-term order outlook for TV Transmission Systems, a number of cost-reduction actions are being implemented beginning immediately. Harris expects to incur related charges of approximately $5 million in the second half of fiscal year 2007 for severance and facility exit costs. These cost-reduction actions are expected to result in annual savings of approximately $10 million in fiscal year 2008.
Outlook and Guidance
The company increased its non-GAAP earnings guidance for fiscal year 2007 from a previous range of $2.70 to $2.80 per diluted share to a new range of $2.75 to $2.85 per diluted share. Revised fiscal year 2007 non-GAAP earnings guidance represents a year-over-year increase of 26 percent compared to non-GAAP earnings for fiscal year 2006. Estimated fiscal year 2007 GAAP earnings guidance is in a range from $3.39 to $3.49 per diluted share resulting from the cumulative impact of the Microwave transaction, cost-reduction actions, and other factors. A reconciliation of GAAP to non-GAAP financial measures is provided on Table 7 and in the accompanying notes.
“Harris delivered another period of strong orders, revenue and earnings performance in the second quarter,” Lance said. “We are well positioned to achieve continued growth in the second half of fiscal year 2007 and have set the stage for solid momentum into fiscal year 2008. The RF Communications segment continues to lead with excellent performance, and we have taken actions to further advance that leadership with additional manufacturing capacity to react to immediate military requirements, expansion into adjacent markets, and the accelerated introduction of new products. The Government Communications Systems segment has re-established a solid growth trajectory as a result of winning new business and through excellent performance on critical programs. In our commercial broadcast and telecom segments, we are utilizing strategic acquisitions along with organic growth activities to increase market share. In both of these businesses, our recent actions are aimed at ‘changing the game’ and positioning Harris as the clear supplier of choice for global customers.”
Harris will host a conference call today at 4:30 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2637, access code: 4590774. The conference call also will be broadcast live via the Internet at

http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Tuesday, February 6. To access the replay, please call (719) 457-0820, access code: 4590774. A recording of the call will also be available on the Harris website beginning at 7:00 p.m., Eastern Time, on January 30.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual sales of about $4 billion and more than 14,000 employees — including more than 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications™ products, systems, and services for global markets, including government communications, RF communications, broadcast communications, and wireless transmission network solutions. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the second quarter of fiscal 2007 excluding the impact of costs associated with the combination of our Harris Microwave Communications business and Stratex Networks, Inc. and earnings per share guidance for fiscal 2007 also excluding the impact of integration activities and the gain associated with the combination of our Harris Microwave Communications business and Stratex Networks, Inc., the impairment in our Terion investment and charges related to cost-reduction actions in our Broadcast Communications segment. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2007; the potential value of contract awards and potential contract awards; the impact of the combination of the Microwave Communications Division and Stratex Networks; the expected benefits of cost reduction actions; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (seven tables)
HD Radio™ is a trademark of iBiquity Digital Corporation.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’07 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Two Quarters Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
	(In millions, except per share amounts)
Revenue from product sales and services	$1,016.2	$841.6	$1,963.0	$1,601.3

Cost of product sales and services	(683.7)	(605.6)	(1,324.6)	(1,142.2)
Engineering, selling and administrative expenses	(181.4)	(167.7)	(350.8)	(307.4)
Non-operating income (loss)	(0.2)	(0.2)	(18.7)	(0.8)
Interest income	2.5	3.0	4.9	6.2
Interest expense	(9.8)	(10.1)	(19.6)	(16.5)

Income before income taxes	143.6	61.0	254.2	140.6
Income taxes	(49.6)	(31.0)	(76.3)	(60.3)

Net income	$94.0	$30.0	$177.9	$80.3

Net income per common share

Basic	$.71	$.23	$1.34	$.61

Diluted	$.67	$.22	$1.27	$.58

Cash dividends paid per common share	$.11	$.08	$.22	$.16

Basic weighted average shares outstanding	132.9	132.9	132.9	132.6
Diluted weighted average shares outstanding	141.6	141.7	141.6	141.4

Table 2
HARRIS CORPORATION
FY’07 Second Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Two Quarters Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
	(In millions)
Revenue
Government Communications Systems	$483.7	$443.5	$942.9	$876.0
RF Communications	285.5	180.8	549.2	351.7
Microwave Communications	101.3	89.2	194.9	164.5
Broadcast Communications	155.0	135.4	294.8	223.1
Corporate eliminations	(9.3)	(7.3)	(18.8)	(14.0)

	$1,016.2	$841.6	$1,963.0	$1,601.3

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$55.8	$53.9	$108.8	$107.3
RF Communications	95.7	61.5	183.4	119.6
Microwave Communications	8.1	(29.5)	16.0	(26.5)
Broadcast Communications	13.0	3.2	21.8	(8.8)
Headquarters expense	(17.6)	(15.7)	(34.0)	(31.2)
Corporate eliminations	(3.9)	(5.1)	(8.4)	(8.7)
Non-operating income (loss)	(0.2)	(0.2)	(18.7)	(0.8)
Net interest	(7.3)	(7.1)	(14.7)	(10.3)

	$143.6	$61.0	$254.2	$140.6

Table 3
HARRIS CORPORATION
FY’07 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Two Quarters Ended
	December 29,	December 30,
	2006	2005
	(In millions)
Operating Activities
Net income	$177.9	$80.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	54.8	44.5
Non-current deferred income tax	(7.3)	1.9
(Increase) decrease in:
Accounts and notes receivable	23.9	25.4
Inventories	(33.3)	(28.3)
Increase (decrease) in:
Accounts payable and accrued expenses	(53.0)	(46.8)
Advance payments and unearned income	24.3	16.0
Income taxes	(12.4)	3.1
Other	7.4	15.9

Net cash provided by operating activities	182.3	112.0

Investing Activities
Cash paid for acquired businesses	—	(443.5)
Additions of plant and equipment	(38.8)	(35.7)
Additions of capitalized software	(23.9)	(18.9)
Cash paid for short-term investments available-for-sale	(82.7)	(194.8)
Proceeds from the sale of short-term investments available-for-sale	195.3	138.2

Net cash provided by (used in) investing activities	49.9	(554.7)

Financing Activities
Proceeds from borrowings	11.0	321.1
Repayment of borrowings	(12.9)	(23.0)
Proceeds from exercise of employee stock options	9.4	17.3
Repurchases of common stock	(26.4)	(6.0)
Cash dividends	(29.4)	(21.3)

Net cash provided by (used in) financing activities	(48.3)	288.1

Effect of exchange rate changes on cash and cash equivalents	2.7	(1.5)

Net increase (decrease) in cash and cash equivalents	186.6	(156.1)

Cash and cash equivalents, beginning of year	181.3	377.6

Cash and cash equivalents, end of period	$367.9	$221.5

Table 4
HARRIS CORPORATION
FY’07 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	December 29,	June 30,
	2006	2006
	(In millions)
Assets

Cash and cash equivalents	$367.9	$181.3
Short-term investments	—	112.6
Receivables	534.2	560.6
Inventories	501.1	468.9
Current deferred income taxes	111.0	105.0
Property, plant and equipment	404.0	393.4
Goodwill	951.8	951.1
Identifiable intangible assets	177.5	193.4
Non-current notes receivable	7.1	4.3
Other assets	179.2	171.7

	$3,233.8	$3,142.3

Liabilities and Shareholders’ Equity

Short-term debt	$0.1	$0.2
Accounts payable and accrued expenses	530.2	582.5
Advance payments and unearned income	154.3	129.9
Income taxes payable	31.2	38.1
Current portion of long-term debt	149.1	1.4
Non-current deferred income taxes	21.2	28.6
Long-term debt	550.0	699.5
Shareholders’ equity	1,797.7	1,662.1

	$3,233.8	$3,142.3

HARRIS CORPORATION
FY’07 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes; income taxes; net income, and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’07 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	December 29, 2006			December 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,016.2	$—	$1,016.2	$841.6	$—	$841.6

Cost of product sales and services (A)	(683.7)	—	(683.7)	(605.6)	35.0	(570.6)
Engineering, selling and administrative expenses (B)	(181.4)	1.7	(179.7)	(167.7)	12.2	(155.5)
Non-operating income (loss)	(0.2)	—	(0.2)	(0.2)	—	(0.2)
Interest income	2.5	—	2.5	3.0	—	3.0
Interest expense	(9.8)	—	(9.8)	(10.1)	—	(10.1)

Income before income taxes	143.6	1.7	145.3	61.0	47.2	108.2
Income taxes	(49.6)	(0.3)	(49.9)	(31.0)	(4.7)	(35.7)

Net Income	$94.0	$1.4	$95.4	$30.0	$42.5	$72.5

Net Income per diluted common share	$.67	$.01	$.68	$.22	$.30	$.52

	Two Quarters Ended			Two Quarters Ended
	December 29, 2006			December 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,963.0	$—	$1,963.0	$1,601.3	$—	$1,601.3

Cost of product sales and services (A)	(1,324.6)	—	(1,324.6)	(1,142.2)	46.3	(1,095.9)
Engineering, selling and administrative expenses (B)	(350.8)	1.7	(349.1)	(307.4)	18.9	(288.5)
Non-operating income (loss)(C)	(18.7)	19.8	1.1	(0.8)	—	(0.8)
Interest income	4.9	—	4.9	6.2	—	6.2
Interest expense	(19.6)	—	(19.6)	(16.5)	—	(16.5)

Income before income taxes	254.2	21.5	275.7	140.6	65.2	205.8
Income taxes	(76.3)	(7.2)	(83.5)	(60.3)	(7.6)	(67.9)

Net Income	$177.9	$14.3	$192.2	$80.3	$57.6	$137.9

Net Income per diluted common share	$1.27	$.10	$1.37	$.58	$.41	$.99

Table 6
HARRIS CORPORATION
FY’07 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	December 29, 2006			December 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$483.7	$—	$483.7	$443.5	$—	$443.5
RF Communications	285.5	—	285.5	180.8	—	180.8
Microwave Communications	101.3	—	101.3	89.2	—	89.2
Broadcast Communications	155.0	—	155.0	135.4	—	135.4
Corporate eliminations	(9.3)	—	(9.3)	(7.3)	—	(7.3)

	$1,016.2	$—	$1,016.2	$841.6	$—	$841.6

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$55.8	$—	$55.8	$53.9	$—	$53.9
RF Communications	95.7	—	95.7	61.5	—	61.5
Microwave Communications(D)	8.1	1.7	9.8	(29.5)	35.5	6.0
Broadcast Communications(E)	13.0	—	13.0	3.2	11.7	14.9
Headquarters expense	(17.6)	—	(17.6)	(15.7)	—	(15.7)
Corporate eliminations	(3.9)	—	(3.9)	(5.1)	—	(5.1)
Non-operating income (loss)	(0.2)	—	(0.2)	(0.2)	—	(0.2)
Net interest	(7.3)	—	(7.3)	(7.1)	—	(7.1)

	$143.6	$1.7	$145.3	$61.0	$47.2	$108.2

	Two Quarters Ended			Two Quarters Ended
	December 29, 2006			December 30, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$942.9	$—	$942.9	$876.0	$—	$876.0
RF Communications	549.2	—	549.2	351.7	—	351.7
Microwave Communications	194.9	—	194.9	164.5	—	164.5
Broadcast Communications	294.8	—	294.8	223.1	—	223.1
Corporate eliminations	(18.8)	—	(18.8)	(14.0)	—	(14.0)

	$1,963.0	$—	$1,963.0	$1,601.3	$—	$1,601.3

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$108.8	$—	$108.8	$107.3	$—	$107.3
RF Communications	183.4	—	183.4	119.6	—	119.6
Microwave Communications(D)	16.0	1.7	17.7	(26.5)	35.5	9.0
Broadcast Communications(E)	21.8	—	21.8	(8.8)	29.7	20.9
Headquarters expense	(34.0)	—	(34.0)	(31.2)	—	(31.2)
Corporate eliminations	(8.4)	—	(8.4)	(8.7)	—	(8.7)
Non-operating income (loss)(C)	(18.7)	19.8	1.1	(0.8)	—	(0.8)
Net interest	(14.7)	—	(14.7)	(10.3)	—	(10.3)

	$254.2	$21.5	$275.7	$140.6	$65.2	$205.8

Table 7
HARRIS CORPORATION
Reconciliation of FY’07 GAAP EPS Guidance to Non-GAAP EPS Guidance

Earnings Per
Diluted Share
GAAP Earnings Per Share Guidance for FY ’07	$3.39 to $3.49
Impairment in Terion (C)	$0.09
Broadcast Communications segment cost reduction actions (F)	$0.03
Charges associated with the Stratex and Harris MCD combination (G)	$0.16
Gain associated with the Stratex and Harris MCD combination (H)	$(0.92)

Non-GAAP Earnings Per Share Guidance for FY ’07	$2.75 to $2.85

Non-GAAP Earnings Per Share for FY ’06	$2.22
Percent Change	24% to 28%

HARRIS CORPORATION
FY’07 Second Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5 through 7:
Note A — Adjustments to cost of product sales and services for the quarter and two quarters ended December 30, 2005 include inventory write-downs related to product discontinuances in the Microwave Communications segment ($35.0 million). Adjustments to cost of product sales and services for the two quarters ended December 30, 2005 also include inventory write-downs associated with cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment ($11.3 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 29, 2006 relate to costs associated with the integration of the Microwave Communication division’s previously announced transaction with Stratex Networks, Inc. ($1.7 million). Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 30, 2005 include the write-off of in-process research and development ($3.6 million) and other expenses ($2.9 million) associated with our acquisition of Leitch Technology Corporation (“Leitch”) and severance costs associated with product discontinuances in the Microwave Communication segment ($0.5 million). Adjustments to engineering, selling and administrative expenses also include severance and other costs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment of $5.2 million for the quarter ended December 30, 2005 and $11.9 million for the two quarters ended December 30, 2005.
Note C — The adjustment to non-operating income (loss) for the two quarters ended December 29, 2006 relates to the previously announced impairment to our investment in Terion, Inc. (“Terion”).
Note D — Adjustments to the Microwave Communications segment operating income for the quarter and two quarters ended December 29, 2006 relate to costs associated with the integration of the Microwave Communication division’s previously announced transaction with Stratex Networks, Inc. ($1.7 million). Adjustments to the Microwave Communications segment operating income for the quarter and two quarters ended December 30, 2005 relate to the inventory write-downs and severance costs associated with product discontinuances ($35.5 million).
Note E — Adjustments to the Broadcast Communications segment operating income for the quarter and two quarters ended December 30, 2005 include the write-off of in-process research and development ($3.6 million) and other expenses ($2.9 million) associated with our Leitch acquisition. Adjustments to the Broadcast Communications segment operating income include inventory write-downs associated with cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in the Broadcast Communications segment of $5.2 million for the quarter ended December 30, 2005 and $23.2 million for the two quarters ended December 30, 2005.
Note F — Adjustment for severance and other costs associated with cost reduction actions being implemented in our Broadcast Communications segment as a result of the weak performance and near-term order outlook for TV transmission systems.
Note G — Adjustment for the estimated $.16 per diluted share impact, after minority interest, from the one-time charges associated with the combination of Harris Microwave Communications Division and Stratex Networks, Inc. These charges include expenses related to integration and the impact from both a step-up in inventory and a write-down of deferred revenue as of the closing date of the transaction.
Note H — Adjustment for the gain that Harris will recognize as a result of the combination of Harris Microwave Communications Division and Stratex Networks, Inc. The gain is estimated to be $.92 per diluted share, based on the closing price of Stratex Network Inc.’s stock and the estimated net book value of our Microwave Communications business on January 26, 2007.